Exhibit 99.1

Listed on the New York Stock Exchange (CLP)	NEWS RELEASE

Colonial Properties Trust Reports Results for Second Quarter 2008
BIRMINGHAM, Ala., July 24, 2008 — Colonial Properties Trust (NYSE: CLP), a multifamily real estate investment trust (REIT) with commercial development and management capabilities, today reports results for the second quarter ended June 30, 2008.
For the second quarter of 2008, the company reported net income available to common shareholders of $9.1 million, or $0.19 per diluted share, compared with $304.9 million, or $6.51 per diluted share, for the same period in 2007. The decrease in net income from the second quarter 2007 is primarily related to net gains of $329.2 million, associated with the office and retail joint venture transactions and the sale of certain non-core retail assets that occurred in the second quarter 2007. Net income available to common shareholders for the six months ended June 30, 2008 was $23.3 million, or $0.50 per diluted share, compared with $336.8 million or $7.21 per diluted share for the same period in 2007.
Funds from Operations (FFO), a widely accepted measure of REIT performance, for the second quarter of 2008 were $32.4 million, or $0.57 per diluted share, compared with $20.2 million, or $0.35 per diluted share, in the same period a year ago. FFO in the second quarter of 2007 included $0.32 per diluted share, or $18.2 million of transaction related and other charges incurred in connection with the completion of the company’s strategic initiative to become a multifamily-focused REIT. Excluding the impact of the transaction related and other charges, FFO would have been $0.67 per diluted share, or $38.4 million, for the second quarter of 2007. FFO for the six months ended June 30, 2008 totaled $1.15 per diluted share, or $65.5 million, compared with $1.12 per diluted share, or $64.1 million for the same period in 2007.
A reconciliation of net income available to common shareholders to FFO is included in the financial tables accompanying this press release.
Highlights for the Second Quarter of 2008
•	Multifamily same-property net operating income (NOI) growth increased 3.2 percent, compared to the second quarter of 2007

•	Ended the quarter with multifamily same-property physical occupancy of 96.0 percent

•	Completed the sale of five wholly-owned apartment communities in two separate transactions for gross proceeds of $81.8 million, and recognized gains of $0.12 per diluted share in net income and $0.03 per diluted share in FFO

•	Repurchased $31.8 million of unsecured senior notes at an average 10 percent discount to par value

•	Repurchased 577,000 of its outstanding 8.125 percent Series D depositary shares for an aggregate purchase price of $14.0 million at a 3.0 percent discount

•	Recognized net gains from repurchases of unsecured senior notes and Series D preferred depositary shares of $2.6 million, or $0.04 per diluted share, in EPS and FFO

•	Closed on 14 condominium units at our Metropolitan development in Charlotte, NC for net gains of $0.3 million, or $0.01 per diluted share, in EPS and FFO
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“The second quarter results highlight continued growth in our geographically diverse multifamily portfolio located in Sunbelt growth markets, the execution of our plan to enhance financial flexibility through the disposition of older assets and the opportunistic repurchases of debt and preferred securities,” stated Reynolds Thompson, Chief Executive Officer. “We recognize the challenging economic environment and remain focused on the objectives outlined at the beginning of the year to de-lever our balance sheet through the sale of older multifamily assets, improve the company’s liquidity, reduce overhead costs, and to limit development spending.”
Multifamily Operating Performance
NOI for the second quarter of 2008 increased 3.2 percent over the second quarter of 2007, for the 27,322 apartment homes included in the consolidated same-property results. This increase represents the 19th consecutive quarter of year-over-year same-property NOI growth for the company’s multifamily operations. Multifamily same-property revenues increased 1.4 percent and expenses decreased 1.5 percent compared with the second quarter of 2007. These NOI results were driven by continued growth in Dallas/Ft. Worth of 9.0 percent, Raleigh 7.0 percent, Atlanta 5.5 percent and Richmond at 3.4 percent compared with the second quarter of 2007. On a sequential basis, second quarter 2008 same-property NOI increased 3.2 percent compared to the first quarter 2008, with revenues increasing 1.3 percent and expenses decreasing 1.8 percent compared to the prior quarter.
Same-property physical occupancy as of June 30, 2008 was 96.0 percent. Unit turnover for the second quarter decreased on an annualized basis to 62.5 percent in 2008 from 65.1 percent in 2007. Additionally, the number of residents leaving to purchase a home has decreased to 18.8 percent of move outs from 22.6 percent in the second quarter 2007.
A reconciliation of NOI to income from continuing operations is included in the financial tables accompanying this press release.
Disposition Activity
As previously announced, in June 2008, the company completed the sale of five wholly-owned apartment communities in two separate transactions for gross proceeds of $81.8 million. The apartment communities, which total 1,250 units, included Cottonwood Crossing, Colonial Village at Bedford and Colonial Village at Bear Creek in Fort Worth, Texas; Colonial Village at Pear Ridge in Dallas, Texas; and Colonial Grand at Shelby Farms I & II in Memphis, Tennessee (the company’s only apartment community in the market). The average age of the four apartment communities in Texas was 23 years and the average age of Colonial Grand at Shelby Farms I & II was 7 years. The sale of the four apartment communities in Texas represented a market cap rate of 6.5 percent and the 450-unit Colonial Grand at Shelby Farms sale represented a market cap rate of 5.9 percent, which included short-term seller financing of $27.8 million, with a maximum term of 90 days. The combined market cap rate for all five assets was of 6.2 percent.
As a result of these sales, the company recorded a gain of $6.9 million, or $0.12 per diluted share in net income in the second quarter 2008. Of this gain, $1.7 million, or $0.03 per diluted share was recognized in FFO related to Colonial Grand at Shelby Farms II, a newly completed expansion phase that was developed in the company’s taxable REIT subsidiary.
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Multifamily Development Activity
 During the second quarter 2008, lease-up was completed at Colonial Grand at Huntersville in Charlotte, NC, a 250 unit apartment community that is currently 95.2 percent occupied. Including joint venture development activity, the company had 2,455 apartment homes under construction at the end of the second quarter of 2008, with a total expected investment by the company of approximately $214.9 million, of which $135.4 million has been invested as of June 30, 2008. The company’s current multifamily development pipeline includes six wholly-owned communities comprising 1,914 units and one joint venture community comprising 541 units. During the second quarter, we completed one multifamily development representing 84 apartment homes. Developments in the pipeline are primarily located in high-growth Sunbelt markets such as Charlotte, NC and Austin, TX.
Commercial Development Activity
The company had one office and six retail projects under construction at the end of the second quarter, with a total expected investment by the company of approximately $341.4 million, of which $178.7 million has been invested as of June 30, 2008. The office development project is 162,000 square feet of class A office space in the Metropolitan mixed-use project, and the six retail projects total 1.6 million square feet of company owned space. The newest retail development added to the pipeline in the quarter was Colonial Pinnacle Nor du Lac, a 743,000 square-foot retail development located in Covington, LA in the fast growing St. Tammany Parish. Colonial Pinnacle Nor du Lac anchor tenants will include Dillard’s, Kohl’s, Dick’s Sporting Goods, Barnes & Noble and Ulta Cosmetics.
We anticipate the commercial developments will generally be sold into joint ventures upon completion with the capital expected to be recycled into additional development opportunities.
For-Sale Residential Development
During June 2008, the company began delivering condominium units at its Metropolitan mixed-use project located in Charlotte, NC and closed 14 units in the 2nd quarter 2008 for net gains of $0.3 million. There are 87 units remaining at the Metropolitan project, of which 61 are currently under contract, and the majority of these units are expected to close in the 3rd and 4th quarters of 2008. Additionally, the company has two residential lot developments.
The company has completed construction of four condominium/townhouse projects comprised of 308 units, of which 172 units have been sold and 7 units are currently under contract. As of June 30, 2008, the net book value of the remaining condominium/townhouse units is $57.3 million, which is classified as held for sale on the company’s balance sheet.
Repurchase of Debt and Preferred Securities
During the second quarter of 2008, the company repurchased $31.8 million of outstanding unsecured senior notes of Colonial Realty Limited Partnership under the company’s previously announced $200 million repurchase program at an average 10 percent discount to par value, which represents a 7.8 percent yield to maturity. For the year, the company has repurchased $81.7 million unsecured senior notes at an average 11 percent discount to par which represents a yield to maturity of 8.0 percent. The company also repurchased 577,000 of its outstanding 8.125 percent Series D depositary shares during the second quarter of 2008 at a price of $24.24 per share, or $14.0 million
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in the aggregate. As a result of the debt and preferred repurchases, the company recognized net gains of $2.6 million, or $0.04 per diluted share, in EPS and FFO.
Quarterly Dividend on Common Shares
On July 23, 2008, the Colonial Properties Trust Board of Trustees approved a dividend of $0.50 per common share, payable on August 11, 2008 to shareholders of record as of August 4, 2008, representing an ex-dividend date of July 31, 2008.
2008 EPS and FFO per Share Guidance
The company maintained its guidance range for the full-year 2008 for FFO per share with adjustments in certain assumptions and clarification of timing of certain transactions. That guidance is set forth and reconciled below:

Full-Year
2008 Range
Low - High
Diluted EPS	$1.85 - $2.15
Plus: Real Estate
Depreciation & Amortization	1.60 - 1.60
Less: Gain on Sale of Operating Properties	(1.30) - (1.50)

Diluted FFO per share (1)	$2.15 - $2.25

(1)	The company’s option to redeem its outstanding 8 1/8 percent Series D preferred shares began in late April 2008, of which the company has redeemed $22.1 million through June 30, 2008. If the company redeems the remaining outstanding Series D preferred shares in 2008, the company would expect to record a non-cash charge of $0.06 per diluted share related to the write-off of Series D preferred issuance costs. The 2008 FFO per share guidance range above does not include the impact of the non-cash charge related to such redemption. It would be the company’s intention to redeem the remaining outstanding Series D preferred shares, if the level of dispositions for the balance of 2008 occur, as described below. If the company does redeem the remaining outstanding Series D preferred shares, the company’s FFO per share guidance would be $2.09 – $2.16 per diluted share.
Following are current assumptions included in the company’s full-year 2008 guidance:
•	Multifamily same-property growth in net operating income: 3.5 to 4.5 percent
•	Revenue growth: 3.0 to 3.5 percent

•	Expense growth: 2.0 to 2.5 percent
•	Development spending of $250 million to $300 million

•	Dispositions of $450 million to $500 million ($140.6 million completed in the first half of 2008)

•	Corporate G&A expenses of $21 million to $23 million

•	For-sale income from the company’s development activities: $0.15 to $0.25 per diluted share (EPS and FFO) ($0.07 per diluted share recognized in the first half of 2008)

•	Land/out-parcel sales: $0.04 to $0.06 per diluted share (EPS and FFO)
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The timing of the remaining dispositions for both operating properties and development properties may create volatility in net income and FFO in the quarterly results for the 3rd and 4th quarter of 2008. Currently, the company’s guidance projects the majority of the remaining gains from development activity to occur in the 4th quarter of 2008. The company’s guidance is based on a number of assumptions, many of which are outside the company’s control and all of which are subject to change. The company’s guidance may change if actual results vary from these assumptions.
For additional details regarding the company’s disposition and investment activities, see the company’s Supplemental Financial Highlights available on the company’s website at www.colonialprop.com.
Conference Call and Supplemental Materials
The company will hold its quarterly conference call Thursday, July 24, 2008 at 1:00 p.m. Central Time. The call will include a review of the company’s second quarter performance and a discussion of the company’s strategy and expectations for the future.
To participate, please dial 1-866-454-3510. As with previous calls, a replay will be available for seven days by dialing 1-800-642-1687; the conference ID is 39952267. Access to the live call and a replay will also be available through the company’s website at www.colonialprop.com under “Investor Services: General Information: Presentations.”
Colonial Properties Trust produces a supplemental information package that provides detailed information regarding operating performance, investing activities and the company’s overall financial position. For a copy of Colonial Properties’ detailed Supplemental Financial Highlights, please visit the company’s website at www.colonialprop.com under the “Investor Services: Financial Information and Filings” tab, or contact Jerry Brewer in Investor Relations at 1-800-645-3917.
Colonial Properties Trust is a multifamily real estate investment trust (REIT) that creates additional value for its shareholders by managing commercial assets through joint venture investments and pursuing development opportunities. As of June 30, 2008, the company owned or managed 37,112 apartment units, 16.3 million square feet of office space and 8.1 million square feet of retail shopping space located in key Sunbelt states from Virginia to Nevada. Headquartered in Birmingham, Ala., Colonial Properties is listed on the New York Stock Exchange under the symbol CLP and is included in the S&P SmallCap 600 Index. For more information, please visit the company’s website at www.colonialprop.com.
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Safe Harbor Statement
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Estimates of future earnings are, by definition, and certain other statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the company’s actual results, performance, achievements or transactions to be materially different from the results, performance, achievements or transactions expressed or implied by the forward looking statements. Factors that impact such forward looking statements include, among others, real estate conditions and markets; increased exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry; performance of affiliates or companies in which we have made investments; changes in operating costs; higher than expected construction costs; risks of development or conversion of for-sale projects; legislative or regulatory decisions; our ability to continue to maintain our status as a REIT for federal income tax purposes; the effect of any rating agency action on the cost and availability of new debt financings; level and volatility of interest rates or capital market conditions; effect of any terrorist activity or other heightened geopolitical crisis; or other factors affecting the real estate industry generally.
Except as otherwise required by the federal securities laws, the company assumes no responsibility to update the information in this press release.
The company refers you to the documents filed by the company from time to time with the Securities and Exchange Commission, specifically the section titled “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, as may be updated or supplemented in the company’s Form 10-Q filings, which discuss these and other factors that could adversely affect the company’s results.

CONTACT:	Colonial Properties Trust
Jerry A. Brewer, Executive Vice President, Finance, 1-800-645-3917
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COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2008
BALANCE SHEET

($ in 000s)	As of	As of
	6/30/2008	12/31/2007
ASSETS
Real Estate Assets
Operating Properties	$2,547,648	$2,431,082
Undeveloped Land & Construction in Progress	515,356	531,410

Total Real Estate, before Depreciation	3,063,004	2,962,492
Less: Accumulated Depreciation	(326,995)	(290,134)
Real Estate Assets Held for Sale, net	278,145	253,641

Net Real Estate Assets	3,014,154	2,925,999

Cash and Equivalents	33,825	93,033
Restricted Cash	34,771	10,005
Accounts Receivable, net	14,003	25,534
Notes Receivable	61,879	30,756
Prepaid Expenses	8,766	8,845
Deferred Debt and Lease Costs	15,552	15,636
Investment in Unconsolidated Subsidiaries	49,203	69,682
Other Assets	52,641	50,340

Total Assets	$3,284,794	$3,229,830

LIABILITIES
Long-Term Liabilities
Unsecured Credit Facility	$184,707	$39,316
Notes and Mortgages Payable	1,564,285	1,575,921
Mortages Payable Related to Real Estate Assets Held for Sale	—	26,602

Total Long-Term Liabilities	1,748,992	1,641,839

Other Liabilities	125,452	127,663

Total Liabilities	1,874,444	1,769,502

MINORITY INTEREST & EQUITY

Limited Partners’ Interest in Consolidated Partnership	2,115	2,439

Preferred Shares and Units, at Liquidation Value
Series B 7 1/4%, Preferred Units	100,000	100,000
Series D 8 1/8%, Preferred Shares	102,906	125,000

Total Preferred Shares and Units, at Liquidation Value	202,906	225,000

Common Equity, including Minority Interest in Operating Partnership	1,205,329	1,232,889

Total Equity, including Minority Interest	1,410,350	1,460,328

Total Liabilities and Equity	$3,284,794	$3,229,830

SHARES & UNITS OUTSTANDING, END OF PERIOD

(shares and units in 000s)	As of	As of
	6/30/2008	12/31/2007
Basic
Shares	47,875	47,216
Operating Partnership Units (OP Units)	9,554	10,053

Total Shares & OP Units	57,429	57,269

2Q08	-1-	NYSE: CLP

COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2008
CONSOLIDATED STATEMENTS OF INCOME

($ in 000s, except per share data)	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Revenue
Minimum Rent	$63,974	$87,826	$126,545	$179,180
Tenant Recoveries	1,374	4,431	2,241	9,664
Other Property Related Revenue	8,294	8,641	15,747	16,076
Construction Revenues	569	8,068	8,449	20,853
Other Non-Property Related Revenue	5,151	5,312	10,449	8,554

Total Revenue	79,362	114,278	163,431	234,327

Operating Expenses
Operating Expenses:
Property Operating Expenses	18,688	24,839	37,048	49,549
Taxes, Licenses and Insurance	9,103	11,859	18,470	24,463

Total Property Operating Expenses	27,791	36,698	55,518	74,012

Construction Expenses	564	7,495	7,830	19,866
Property Management Expenses	2,072	3,598	4,313	7,085
General and Administrative Expenses	5,789	8,040	11,570	14,018
Management Fee and Other Expenses	4,346	4,034	8,031	6,977
Restructuring Charges	—	1,528	—	1,528
Investment and Development (1)	108	315	877	454
Depreciation	23,038	28,941	44,956	60,105
Amortization	972	3,182	1,743	8,907

Total Operating Expenses	64,680	93,831	134,838	192,952

Income from Operations	14,682	20,447	28,593	41,375

Other Income (Expense)
Interest Expense & Debt Cost Amortization	(18,280)	(27,073)	(36,947)	(54,205)
Gain (loss) on Retirement of Debt	2,730	(9,370)	8,201	(9,433)
Interest Income	1,184	2,092	1,976	4,223
Income (loss) from Partially-Owned Investments	2,037	(2,090)	12,307	4,723
Gain on Sale of Property, net of income taxes of $1,297 (Q2) and $1,690 (YTD) in 2008 and $100 (Q2) and $847 (YTD) in 2007	3,334	289,822	5,277	291,146
Income Taxes and Other	(192)	(198)	595	(431)

Total Other Income (Expense)	(9,187)	253,183	(8,591)	236,023

Income before Minority Interest & Discontinued Operations	5,495	273,630	20,002	277,398

Minority Interest
Minority Interest of Limited Partners	5	82	9	225
Minority Interest in CRLP — Preferred	(1,813)	(1,813)	(3,639)	(3,624)
Minority Interest in CRLP — Common	(247)	3,915	(1,991)	4,369

Total Minority Interest	(2,055)	2,184	(5,621)	970

Income from Continuing Operations	3,440	275,814	14,381	278,368

Discontinued Operations
Income from Discontinued Operations	5,436	1,501	9,752	8,267
Gain on Disposal of Discontinued Operations, net of income taxes (benefit) of $0 (Q2) and ($1) (YTD) in 2008 and $156 (Q2) and $1,684 (YTD) in 2007	4,116	39,335	7,017	74,136
Minority Interest in CRLP — Common	(1,655)	(7,484)	(2,922)	(15,205)
Minority Interest of Limited Partners	—	(32)	13	(73)

Income from Discontinued Operations	7,897	33,320	13,860	67,125

Net Income	11,337	309,134	28,241	345,493

Dividends to Preferred Shareholders	(2,180)	(3,870)	(4,668)	(8,361)
Preferred Share Issuance Costs, Net of Discount	(83)	(330)	(267)	(330)

Net Income Available to Common Shareholders	$9,074	$304,934	$23,306	$336,802

Earnings per Share — Basic
Continuing Operations	$0.02	$5.88	$0.20	$5.85
Discontinued Operations	0.17	0.72	0.30	1.46

EPS — Basic	$0.19	$6.60	$0.50	$7.31

Earnings per Share — Diluted
Continuing Operations	$0.02	$5.80	$0.20	$5.77
Discontinued Operations	0.17	0.71	0.30	1.44

EPS — Diluted	$0.19	$6.51	$0.50	$7.21

(1)	Reflects costs incurred related to abandoned pursuits. Abandoned pursuits are volatile and therefore may vary between periods.

2Q08	-2-	NYSE: CLP

COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2008
SECOND QUARTER FUNDS FROM OPERATIONS (FFO) RECONCILIATION

($ in 000s, except per share data)	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007
Net Income Available to Common Shareholders	$9,074	$304,934	$23,306	$336,802
Minority Interest in CRLP (Operating Ptr Unitholders)	1,902	3,569	4,913	10,836
Minority Interest in Gain/(Loss) on Sale of Undepreciated Property	—	(82)	—	(224)

Total	10,976	308,421	28,219	347,414

Adjustments — Consolidated Properties
Depreciation — Real Estate	23,088	31,591	46,306	65,991
Amortization — Real Estate	336	2,979	702	8,678
Remove: Gain/(Loss) on Sale of Property, net of Income Tax and Minority Interest	(7,450)	(329,157)	(12,294)	(365,282)
Include: Gain/(Loss) on Sale of Undepreciated Property, net of Income Tax and Minority Interest	2,205	1,144	4,130	5,397

Total Adjustments — Consolidated	18,179	(293,443)	38,844	(285,216)

Adjustments — Unconsolidated Properties
Depreciation — Real Estate	5,292	3,718	10,441	7,399
Amortization — Real Estate	2,460	1,587	4,818	3,054
Remove: Gain/(Loss) on Sale of Property	(4,497)	(73)	(16,793)	(8,554)

Total Adjustments — Unconsolidated	3,255	5,232	(1,534)	1,899

Funds from Operations (1)	$32,410	$20,210	$65,529	$64,097

FFO per Share (1)
Basic	$0.57	$0.36	$1.15	$1.13
Diluted	$0.57	$0.35	$1.15	$1.12

(1)	Included an $18.2 million, or $0.32 per share, impact from items related to the Company’s strategic transactions that occurred in the second quarter of 2007. The transaction related and other charges are comprised of the following: 1) prepayment penalties on the retirement of debt of $29.2 million, offset by the write-off of $16.4 million of the mark-to-market intangibles and debt costs on the associated debt repaid, 2) severance charges of $1.5 million, 3) a $1.4 million charge resulting from the initiation of the company’s defined benefit pension plan termination, and 4) an impairment charge of $2.5 million related to the sale of one of the non-core retail assets. These charges are not added back to net income for the respective period when calculating FFO.
Pursuant to the definition of Funds from Operations (“FFO”) adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), FFO is calculated by adjusting net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciated property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO on the same basis.
The Company believes that FFO is useful to investors because it provides an additional indicator of the Company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company’s industry. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net cash flows from operating activities (determined in accordance with GAAP), as a measure of our liquidity, or as an indicator of our ability to make cash distributions.
SECOND QUARTER SHARES AND UNITS OUTSTANDING, WEIGHTED

(shares and units in 000s)	Three Months Ended		Six Months Ended
	6/30/2008	6/30/2007	6/30/2008	6/30/2007

Basic
Shares	46,927	46,222	46,892	46,094
Operating Partnership Units (OP Units)	9,949	10,484	9,980	10,531

Total Shares & OP Units	56,876	56,706	56,872	56,625

Dilutive Common Share Equivalents	168	653	169	640

Diluted
Shares	47,095	46,875	47,061	46,734
Total Shares & OP Units	57,044	57,359	57,041	57,265

2Q08	-3-	NYSE: CLP

COLONIAL PROPERTIES TRUST
Corporate Reconciliations
($ in 000s, except per share data)
RECONCILIATION OF REVENUES

	Three Months Ended		Six Months Ended
	2Q08	2Q07	2Q08	2Q07
Divisional Total Revenues
Multifamily — Same-Property	$68,284	$67,363	$135,706	$132,654
Multifamily — Non Same-Property	11,781	11,074	22,654	22,272
Office	14,873	33,356	29,481	71,381
Retail	8,313	24,204	17,023	49,504

Total Divisional Revenues	103,251	135,997	204,864	275,811

Less: Unconsolidated Revenues — Mfam	(2,131)	(2,659)	(4,347)	(5,230)
Less: Unconsolidated Revenues — Off	(12,902)	(8,346)	(26,048)	(16,172)
Less: Unconsolidated Revenues — Rtl	(4,747)	(3,940)	(10,083)	(7,609)
Discontinued Operations	(9,829)	(20,154)	(19,853)	(41,880)
Construction Revenues	569	8,068	8,449	20,853
Unallocated Corporate Revenues	5,151	5,312	10,449	8,554

Cons. Rev, adj —’08 Disc Ops	79,362	114,278	163,431	234,327

Add: Add’l Disc Ops Rev, post filing	—	9,935	—	19,583

Total Consol. Rev, per 10-Q / K	$79,362	$124,213	$163,431	$253,910

RECONCILIATION OF EXPENSES

	2Q08	2Q07	2Q08	2Q07
Divisional Total Expenses

Multifamily — Same-Property	$25,320	$25,713	$51,109	$50,863
Multifamily — Non Same-Property	5,598	5,816	10,839	12,009
Office	5,435	11,539	10,805	24,578
Retail	2,623	7,559	5,380	15,001

Total Divisional Expenses	38,976	50,627	78,133	102,451

Less: Unconsolidated Expenses — Mfam	(1,114)	(1,364)	(2,201)	(2,869)
Less: Unconsolidated Expenses — Off	(4,763)	(3,475)	(9,620)	(6,551)
Less: Unconsolidated Expenses — Rtl	(1,444)	(1,264)	(2,995)	(2,406)
Discontinued Operations (1)	(3,864)	(10,326)	(7,799)	(19,113)
Impairment Charge (1)	—	2,500	—	2,500

Total Property Operating Expenses	27,791	36,698	55,518	74,012
Construction Expenses	564	7,495	7,830	19,866
Property Management Expenses	2,072	3,598	4,313	7,085
General & Administrative Expenses	5,789	8,040	11,570	14,018
Management Fee and Other Expenses	4,346	4,034	8,031	6,977
Restructure Charges	—	1,528	—	1,528
Investment and Development (2)	108	315	877	454
Depreciation	23,038	28,941	44,956	60,105
Amortization	972	3,182	1,743	8,907

Cons. Exp, adj —’08 Disc Ops	64,680	93,831	134,838	192,952

Add: Add’l Disc Ops Exp, post filing	—	6,627	—	13,199

Total Consol. Exp, per 10-Q / K	$64,680	$100,458	$134,838	$206,151

RECONCILIATION OF NOI

	2Q08	2Q07	2Q08	2Q07
Divisional Total NOI

Multifamily — Same-Property	$42,964	$41,650	$84,597	$81,791
Multifamily — Non Same-Property	6,183	5,258	11,815	10,263
Office	9,438	21,817	18,676	46,803
Retail	5,690	16,645	11,643	34,503

Total Divisional NOI	64,275	85,370	126,731	173,360

Less: Unconsolidated NOI — Mfam	(1,017)	(1,295)	(2,146)	(2,361)
Less: Unconsolidated NOI — Off	(8,139)	(4,871)	(16,428)	(9,621)
Less: Unconsolidated NOI —Rtl	(3,303)	(2,676)	(7,088)	(5,203)
Discontinued Operations (1)	(5,965)	(9,828)	(12,054)	(22,767)
Impairment Charge (1)	—	(2,500)	—	(2,500)
Unallocated Corporate Revenues	5,151	5,312	10,449	8,554
Construction NOI	5	573	619	987
Property Management Expenses	(2,072)	(3,598)	(4,313)	(7,085)
General & Administrative Expenses	(5,789)	(8,040)	(11,570)	(14,018)
Management Fee and Other Expenses	(4,346)	(4,034)	(8,031)	(6,977)
Restructure Charges	—	(1,528)	—	(1,528)
Investment and Development (2)	(108)	(315)	(877)	(454)
Depreciation	(23,038)	(28,941)	(44,956)	(60,105)
Amortization	(972)	(3,182)	(1,743)	(8,907)

Income from Operations	14,682	20,447	28,593	41,375
Total Other Income (Expense)	(9,187)	253,183	(8,591)	236,023

Income from Contin’g Ops (3)	5,495	273,630	20,002	277,398

Disc Ops	—	3,308	—	6,384
07 & 08 Disc Ops Other Inc(Exp)	—	(4,491)	—	(6,026)

Inc from Cont (3), per 10-Q / K	$5,495	$272,447	$20,002	$277,756

Notes:

(1)	The $2.5 million impairment charge is related to a retail asset classified as Held for Sale, therefore, this charge is also included in discontinued operations.

(2)	Reflects costs incurred related to abandoned pursuits. Abandoned pursuits are volatile and therefore may vary between periods.

(3)	Income from Continuing Operations before extraordinary items, minority interest and discontinued operations. Adjustments for additional discontinued operations have restated prior periods in accordance with FAS 144.

2Q08	-4-	NYSE: CLP